Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director Public Relations
425-943-8277

COINSTAR ANNOUNCES SECOND QUARTER REVENUE OF $109.8 MILLION

BELLEVUE, Wash.—July 28, 2005—Coinstar, Inc. (NASDAQ: CSTR) today announced results for the three-month period ended June 30, 2005.

Highlights for the second quarter are as follows:

•	Revenue - $109.8 million

•	EBITDA - $23.5 million (see Appendix A)

•	Free cash flow - $9.3 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $0.24 (see reconciliation below)

•	Net income of $5.3 million

Included in GAAP net income for the quarter were certain non-cash charges primarily related to past acquisitions including $1.1 million in amortization of intangible assets, $204,000 in amortization of financing fees and $84,000 in amortization of compensation expense. Excluding these items, net of taxes, Coinstar reported adjusted net income of $6.1 million. A reconciliation of GAAP earnings per share to Adjusted earnings per share is as follows:

GAAP fully taxed, fully diluted earnings per share	$0.21
Amortization of intangibles, net of tax	0.03
Amortization of financing fees, net of tax	0.00
Amortization of compensation, net of tax	0.00

Adjusted fully taxed, fully diluted earnings per share	$0.24

At June 30, 2005, Coinstar, Inc. had approximately $113.9 million in cumulative net operating loss carryforwards. Although Coinstar recorded $3.4 million in tax expense for the second quarter, cash paid for taxes during the three-month period ended June 30, 2005, totaled only $188,000 as a result of these net operating loss carryforwards.

“We are pleased that second quarter results once again met expectations. Our performance was characterized by solid comparable sales and new unit growth in coin processing, strategic progress in e-payments and lower than expected performance in entertainment,”

said Dave Cole, Chief Executive Officer of Coinstar, Inc. “As we enter the second half of 2005 we will continue to focus on integrating field operations and work to position Coinstar for market leadership while leveraging our integrated sales force. It is this approach, combined with our ability to manage our customers’ front-of-store needs, that will drive long-term value for our retail partners and our shareholder base.”

Third Quarter Expectations

Management estimates that revenue for the third quarter ending September 30, 2005, will range from $115 to $121 million. Management estimates that for the third quarter ending September 30, 2005, GAAP earnings per fully diluted, fully taxed, share will range from $0.23 to $0.29 and Adjusted fully diluted, fully taxed earnings per share will range from $0.26 to $0.32.

Conference Call

Coinstar, Inc. announced that a conference call to discuss the second quarter will be broadcast live over the Internet today, Thursday, July 28, 2005, at 5:00 p.m. Eastern time. The Webcast will be hosted at the About Us – Investor Relations section of Coinstar’s Web site at www.coinstar.com.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of products and services consisting of coin counting, electronic payment solutions, and entertainment services at retail locations including supermarkets, drug stores, mass merchants, convenience stores and restaurants.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the effect of and financing of the acquisition of ACMI, the ability to successfully integrate acquired businesses, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retailers for the installation of Coinstar machines and the retention of the current agreements with our existing retailers on terms that are not materially adverse to Coinstar, Inc., additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services). The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the “Factors That May Affect Our Business, Future Operating Results and Financial Condition” described in each of our recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of July 28, 2005. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

Quarter ended June 30, 2005
Net income	$5,265
Depreciation, amortization and other	12,062
Interest expense, net	2,757
Income taxes	3,378

EBITDA	$23,462

Free cash flow: we believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our discretionary and non-discretionary expenditures. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure, as follows:

Quarter ended June 30, 2005
Net cash provided by operating activities	$22,751
Changes in operating assets and liabilities, net of acquisitions	(2,319)
Capital expenditures	(11,176)

Free cash flow	$9,256

Adjusted earnings per share: we believe adjusted earnings per share is an important non GAAP measure as it provides useful information about our results from operations excluding non-cash charges. We believe this measure provides an important comparison to prior period earnings and is more representative of our operating results.

Coinstar, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
REVENUE	$109,840	$47,825	$215,425	$90,877
EXPENSES:
Direct operating	74,389	23,093	147,269	43,311
Sales and marketing	1,975	3,666	2,932	4,716
Research and development	1,516	1,556	2,825	2,997
General and administrative	8,687	4,890	17,279	9,954
Depreciation and other	10,958	7,450	21,764	15,365
Amortization of intangible assets	1,104	84	2,135	137

Income from operations	11,211	7,086	21,221	14,397

OTHER INCOME (EXPENSE):
Interest income and other, net	532	61	1,020	130
Interest expense	(3,100)	(126)	(5,950)	(372)

Income before income taxes	8,643	7,021	16,291	14,155
Income taxes	(3,378)	(2,470)	(6,358)	(4,987)

NET INCOME	$5,265	$4,551	$9,933	$9,168

NET INCOME PER SHARE:
Basic	$0.21	$0.21	$0.39	$0.43
Diluted	$0.21	$0.21	$0.39	$0.43

WEIGHTED SHARES OUTSTANDING:
Basic	25,354	21,357	25,313	21,325
Diluted	25,561	21,593	25,613	21,565

CAPITAL EXPENDITURES	$11,176	$8,696	$24,985	$14,515

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$99,598	$94,640
Cash being processed	63,120	62,147
Trade accounts receivable, net of allowance for doubtful accounts of $582 in 2005 and $481 in 2004, respectively	9,700	5,283
Inventory	27,245	25,877
Deferred income taxes	19,687	18,833
Prepaid expenses and other current assets	8,516	11,626

Total current assets	227,866	218,406

PROPERTY AND EQUIPMENT, NET	136,957	131,267
DEFERRED INCOME TAXES	9,836	15,880
OTHER ASSETS	5,888	6,200
INTANGIBLE ASSETS, NET	35,015	35,033
GOODWILL	144,813	140,348

TOTAL ASSETS	$560,375	$547,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,591	$23,661
Accrued liabilities payable to retailers	64,517	63,504
Other accrued liabilities	22,388	22,904
Current portion of long-term debt and capital lease obligations	3,406	3,350

Total current liabilities	115,902	113,419
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	206,581	207,569

Total liabilities	322,483	320,988

STOCKHOLDERS’ EQUITY:
Common stock	284,682	282,046
Accumulated deficit	(25,497)	(35,430)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	1,490	2,313

Total stockholders’ equity	237,892	226,146

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$560,375	$547,134